Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the "Amendment") is made and entered into by and between Basic Energy Services, Inc., a Delaware corporation (hereafter "Company"), and Adam Hurley (hereafter "Executive"), effective as of April 27, 2021 (the "Effective Date").

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement effective as of July 19, 2018, amended as of January 1, 2019 and offer letter dated September 28, 2020 pursuant to which Executive became the Company’s Executive Vice President and Chief Financial Officer (the "Employment Agreement");

WHEREAS, Section 30 of the Employment Agreement allows the parties to amend the Employment Agreement by written instrument executed by both parties; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to clarify the amount of severance payable to Executive in connection with his position as Executive Vice President and Chief Financial Officer with the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.            Section 6(b)(1) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

The Company shall pay to Executive as additional compensation (the "Additional Payment"), an amount which is equal to "Total Cash" (defined below). "Total Cash" means one and a half (1.5) times the sum of (A) Executive's annual Base Salary (as in effect immediately prior to his Termination Date) plus (B) Executive's current annual incentive target Bonus (Section 2(b)) for the full year in which the termination of employment occurred; provided, in the event of a Change in Control and a termination of Executive by the Company without Cause, by Executive for Good Reason or for Retirement within the six (6) months preceding or the 12 months following a Change in Control, "Total Cash" shall be calculated as two (2) times the sum of (A) Executive's annual Base Salary (as in effect immediately prior to his Termination Date) plus (B) the higher of (x) Executive's current annual incentive target Bonus (Section 2(b)) for the full year in which the termination of employment occurred or (y) the highest annual incentive Bonus received by Executive with respect to any of the last three completed fiscal years. The Company shall make the Additional Payment to Executive in a cash lump sum not later than 60 calendar days following the Termination Date and, if applicable with respect to a Change in Control that occurs within six (6) months after a Termination Date, the Company shall make a payment equal to the positive difference, if any, of the Additional Payment due under this Section 6(b) applicable to the Change in Control less the Additional Payment previously made pursuant to this Section 6(b) prior to the Change in Control to Executive in a cash lump sum not later than 60 calendar days following the Change in Control. If the 60-day payment period begins in one calendar year and ends in the subsequent calendar year, the Additional Payment shall be paid in the subsequent calendar year.

2.            Except as otherwise specifically set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Executive has executed the Amendment and the Company has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:	/s/ Adam L. Hurley

Name:	Adam L. Hurley

COMPANY:

By:	/s/ Keith Schilling

Name:	Keith Schilling

Its:	Chief Executive Officer

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